Exhibit 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
500 BOYLSTON STREET BOSTON, MASSACHUSETTS 02116 TEL: (617) 573-4800 FAX: (617) 573-4822 www.skadden.com October 26, 2018

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Select Income REIT

Two Newton Place

255 Washington Street

Suite 300

Newton, MA  02458

RE:                           United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Select Income REIT, a Maryland real estate investment trust (“Target”), in connection with the Agreement and Plan of Merger, dated as of September 14, 2018 (the “Merger Agreement”), by and among Target, Government Properties Income Trust (“Acquiring”), a Maryland real estate investment trust, and GOV MS REIT, a Maryland real estate investment trust and a direct wholly owned subsidiary of Acquiring (“Merger Sub”), which, among other things, provides for the merger (the “Merger”) of Target with and into Merger Sub, with Merger Sub surviving the Merger and with holders of common shares of beneficial interest of Target, par value $.01 per share (the “Target Common Shares”), receiving, in exchange for their Target Common Shares, solely common shares of beneficial interest of Acquiring, par value $.01 per share (the “Acquiring Common Shares”) (other than cash paid in lieu of any fractional shares of Acquiring Common Shares that a holder of shares of Target Common Shares would otherwise have been entitled to receive), as described in the Registration Statement (File No. 333-227616) of Acquiring on Form S-4 filed on October 1, 2018, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

Select Income REIT

October 26, 2018

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statement, the representation letters of officers of Acquiring and Target (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letters, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. In addition, we have assumed that Target and Acquiring will each qualify for taxation as a real estate investment trust (“REIT”) within the meaning of section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year in which the Merger occurs, and that the applicable REIT opinions required to be delivered by Company REIT Counsel and Parent REIT Counsel with respect to Target and Acquiring, respectively, at the closing of the Merger will be delivered and will be correct.

In rendering our opinion, we have also assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Merger Agreement, the Registration Statement and the Representation Letters accurately reflect the facts relating to each of the Representation Parties and the Merger.  Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, warranties and agreements set forth in the documents referred to above, including those set forth in the Representation Letters, through the effective time of the Merger.  For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge, belief, intent or otherwise and that each of the representations made in the future tense by the Representation Parties in the Representation Letters will be accurate and complete at the time or times contemplated by such representation or

Select Income REIT

October 26, 2018

certification. We also assume that we will deliver an opinion on the closing date of the Merger, at which time the representations in the Representation Letters will be reconfirmed.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that the Merger will qualify as a reorganization within the meaning of section 368(a) of the Code, and each of Target and Acquiring will be a party to that reorganization within the meaning of Section 368(b) of the Code.

Except as set forth above, we express no other opinion.  This opinion has been prepared for you solely in connection with the Merger and the Registration Statement and may not be relied upon by any other person without our prior written consent.  This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Select Income REIT

October 26, 2018

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP